EXHIBIT 10.12
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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of June 2, 2004, by and between SWK TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company"), having an office at 750 Highway 34, Matawan, New Jersey 07747 and Jeffrey Roth, with offices at 293 Eisenhower Parkway, Livingston, NJ 07039 and currently residing at *********************** (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services;

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

         1. Employment. The Company hereby employs the Executive as Chief Executive Officer, and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

         2. Term. The term of the Executive's employment hereunder shall commence on the date of execution of this Agreement and shall continue to December 31, 2009 (the "Term") unless such Term is earlier terminated in accordance with the provisions of this Agreement.

         3. Duties. The Executive agrees that the Executive will serve the Company on a substantially full-time basis faithfully and to the best of his ability as the President of the Company, subject to the general supervision of the Board of Directors of the Company. The Executive agrees that the Executive will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of his obligations under this Agreement and Executive will devote substantially all of his working time to the business and affairs of the Company; provided, however, that the foregoing shall not be construed as precluding the Executive from (i) serving on the board of directors of any corporation not directly competitive or competitive in any material respect with the Company, and (ii) investing or trading in securities or other forms of investment, in each case, so long as such activities do not materially interfere with the performance of the Executive's duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities. Unless otherwise determined by the Company executive shall have the title of President, and in such capacity shall have such authority and duties as may be assigned by the Chief Executive Officer. Performance of Executive's duties hereunder shall in no event require that Executive relocate to any location outside the New York City metropolitan area.

         4. Compensation.

         (a) In consideration of the services to be rendered by the Executive hereunder, including, without limitation, any services rendered by the Executive as
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director of the Company or of any parent, subsidiary or affiliate of the
Company, the Company agrees to pay the Executive, and the Executive agrees to accept fixed compensation at the rate One Hundred Forty Five Thousand ($145,000), subject to all required federal, state and local payroll deductions, that shall increase on the anniversary date of January 1, 2005 and upon every annual anniversary thereafter, at a rate equal to percentage of any increase in the Consumer Price Index - All Consumers for the New York-Northeastern New Jersey Region as reported by the Bureau of Labor Statistics for the United States, as compared with the same Consumer Price Index for the immediately preceeding year.

         (b) The Executive shall be entitled to 10 days vacation in 2004 and 20 days vacation during each calendar year thereafter. In the event that at the end of any calendar year, the Executive has not used up to 10 days of his vacation days for such year, Executive shall be paid an amount equal to his prorated salary at the time such vacation time accrued each year, by no later than January 31 of the following year. No compensation shall be paid for in excess of 10 unused vacation days in any calendar year for any calendar year.

         (c) The Executive shall be entitled to such holidays, personal and sick days in accordance with and subject to Trey's (as defined below) policies for its own senior executives, as in effect from time to time.

         (d) The Executive shall receive medical benefits substantially similar to those provided by SWK, Inc. immediately prior to the date of this Agreement. The Executive shall also receive either qualified retirement benefits or be made a beneficiary under an incentive stock option plan.

         (e) To the extent that the Executive becomes mentally or physically disabled, Executive shall continue to receive her salary and other benefits hereunder until the expiration of the term of this Agreement, the termination of this Agreement pursuant to Paragraph 10 hereof; provided, however, that such salary shall be reduced by any disability benefits Executive receives from policies maintained and paid for by the Company.

         (f) The Executive will receive a monthly car allowance of $650.

         (g) By no later than February 1, 2005, the Company will use its commercially reasonable efforts to obtain a policy of insurance on Executive's life, which policy shall provide for $1,000,000 in death benefits. The beneficiaries on such policy shall be the Company and Executive's estate and such beneficiaries shall share equally in any proceeds of such policy. During the Term, the Company will pay the reasonable premiums on any such policy and use its commercially reasonable efforts to keep such policy in full force and effect.

         (h) An annual cash bonus will be paid to the Executive based upon the operating income, if any, of the Company. The amount paid in the aggregate to the Chief Executive Officer, President, and Chief Technical Officer as a group will be based on the operating income (defined for this purpose as earnings before interest, taxes, depreciation and amortization) of the Company and any other Subsidiary of Trey for
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which the Company has responsibility for profits and losses. The parent company of the Company, Trey Resources, Inc. ("Trey") will not allocate any expenses of Trey to the Company including salaries of Trey officers, Trey lease obligations, SEC expenses, investor relation or public relation expense (unless the Company retains a public relations firm in the ordinary course of its business), and/or professional expenses to the Company associated with legal or audit fees related to Trey for the purpose of the operating income computation. The Company will, however, pay directly for legal expenses incurred in the ordinary course of the operation of its business, and such fees shall constitute a reduction in operating income.

The formula for such bonus shall be as follows:

     Year              Bonus

     Balance

     Of 2004  15% of excess of operating income over $175,000

        2005  15.75% of excess of operating income over $225,000

        2006  16.54% of excess of operating income over $300,000

        2007  17.37% of excess of operating income over $335,000

        2008  18.24% of excess of operating income over $365,000

The Executive will be entitled to receive 50% of any bonus paid under the formula, with the balance being paid to the other executives participating in the bonus plan. Payment of the bonus will be made at such time that the Company has sufficient cash reserves to make such payment. It is expressly understood that Trey will not provide funds to the Company for the purpose of paying this bonus.

         (i) At the discretion of the Company's Board of Directors, the Executive will be eligible for an additional bonus based upon successfully completed merger and acquisition transactions. The payment of this bonus, which shall be made in unregistered Class A Common Stock of Trey, is subject to the approval of the Board of Directors from time to time. Notwithstanding the foregoing, the Company agrees that
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upon the Company's successful completion and consummation of its first merger and acquisition transaction (whether by asset or stock purchase or merger), after the date of this Agreement, the Executive shall be entitled to receive a bonus equal to $50,000 payable in shares of Trey's Class A Common Stock. at a price per share equal to the average closing price of shares of Trey Class A Common Stock, as quoted on the NASDAQ OTC Bulletin Board for the five (5) trading days prior to the closing date of such merger and acquisition transaction.

         (j) (i) In the event that the Company operates at a loss in fiscal year 2005 or any subsequent fiscal year covered by this Agreement, the Executive agrees to immediately cut operating expenses for the following fiscal year by at least 75% of the operating loss. Furthermore, at least 50% of the expense cutbacks shall come from reduction of compensation of the employment contracts of the Executive, Gary Berman, and Lynn Berman, in such proportion as they decide amongst themselves. For example, if the Company has an operating loss of $100,000, management will immediately cut expenses by at least $75,000. Of this $75,000, at least $37,500 will come via a reduction of the compensation of the Executive, Gary Berman and Lynn Berman for the ensuing fiscal year.

             (ii) In the event that the Company has an operating profit in the ensuing fiscal year, the executives' compensation will be paid in accordance with the terms of their employment agreement, as if the compensation reduction in the previous year had never occurred.

         (k) to the extent that Executive maintains his own Northwestern Mutual disability insurance policy, the Company shall pay the premiums on such policy, provided that any amounts payable by the Company shall not exceed $5,000 in any twelve (12) month period. The Company will furnish the Executive a 1099 form with respect to such payment.

         5. Business Expenses.

         Employee is authorized to incur, and the Company shall pay and reimburse his for, all reasonable and necessary business expenses incurred in the performance of his duties hereunder in accordance with guidelines adopted by the Board of Directors. The Company will pay and reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred.

         6. Termination by the Company for Cause.

         Termination by the Company of the Executive's employment for cause (hereinafter referred to as "Termination for Cause), shall mean termination upon:

         (i) the willful and continued failure by the Executive to substantially perform the Executive's material duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written
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demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed, or

         (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Paragraph 6, no act, or failure to act, on the Executive's part, shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company, or

         (iii) the conviction of the Executive of a felony, limited solely for a crime related to the business operations of the Company, or that results in the Executive being unable to substantially carry out his duties as set forth in this Agreement, or

         (iv) the commission of any act by the Executive against the Company that may be construed as the crime of embezzlement, larceny, and/or grand larceny.

         Any other provision in this paragraph to the contrary notwithstanding, the Executive shall not be deemed to have been terminated for Termination for Cause unless and until the Board duly adopts a resolution by the affirmative vote of no less than two-thirds (2/3) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct described in Subparagraphs (i), (ii) or (iii) of this paragraph and specifying the particulars thereof in detail and a certified copy of such resolution is delivered to the Executive.

         7. Termination by the Company Without Cause. If the Company terminates Executive's employment other than for Cause pursuant to Section 6 or on account of death or disability pursuant to Sections 9 or 10, the Company shall pay or provide the Executive with, within thirty (30) days of the date of termination:
(i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused vacation prior to the date of termination; (iii) any unpaid bonus actually earned with respect to the fiscal year ending on or preceding the date of termination; (iv) any unpaid expense reimbursement owed to his for periods through the date of termination; and (v) the Executive's Base Salary for the remainder of the Term, except that if such termination occurs in the fifth year of the Term, an amount equal to one (1) year of the Base Salary payable in such fifth year.

         8. Termination by the Executive. The Executive may terminate his employment hereunder for "Good Reason," within ninety (90) days of the occurrence of any of the following events: (i) a material breach of this Agreement by the Company; (ii) any failure to pay, within a reasonable amount of time, any part of the Executive's compensation (including Base Salary and bonus) or to provide the benefits contemplated herein; (iii) any material reduction or diminution (except temporarily during any period of physical or mental impairment) in the Executive's titles or primary job responsibilities with the Company; or (iv) a change in control of the Company. The Executive shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Section. In the event Executive terminates his employment for Good Reason, she shall not be considered to be in breach of this agreement. In the event of Termination by Executive for Good Reason, Company shall be obligated to pay to Executive that compensation due as if Company had terminated Executive Without Cause pursuant to Section 7 of this Agreement.

         9. Termination Due to Death. In the event of the Executive's death during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for all earned but unpaid compensation through the date of termination, and other than as required by applicable law.

         10. Termination Due to Disability. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result is, with reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice, while the Executive continues to be unable to perform the essential functions of the services contemplated hereunder, that the Company has elected to exercise its right to terminate under this Section 7, and the Company shall have no further obligation or duty to the Executive other than for all earned but unpaid compensation through the date of termination, and other than as required by applicable law. For purposes of determining the Executive's disability, the existence or nonexistence of a disability shall be conclusively determined by a physician to be selected by the Executive and the Company in good faith.


         7. Non-Disclosure of Confidential Information and Non- Competition

         (a) The Executive acknowledges that the Executive has been informed that it is the policy of the Company to maintain as secret and confidential all information

             (i) relating to the products, processes, designs and/or systems used by the Company and its Affiliates and

             (ii) relating to the customers and employees of the Company and its Affiliates (all such information hereafter referred to as "confidential information"), and the Executive further acknowledges that such confidential information is of great value to the Company.

         For purposes of this Agreement, "Affiliates" means any person or entity or group of persons or entities acting together that, directly or indirectly, through one or more intermediaries controls, or is controlled by or is under common control with the Company.

         The parties recognize that the services to be performed by the Executive are special and unique, and that by reason of his employment by the Company, the Executive has and will acquire confidential information as aforesaid. The parties confirm that it is reasonably necessary to protect the Company's (and its Affiliates') goodwill, and accordingly the Executive does agree that the Executive will not directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company):

            A. At any time during his employment by the Company or after the Executive ceases to be employed by the Company, divulge to any persons, firms or corporations, other than the Company (hereinafter referred to collectively as "third parties"), or use or allow or cause or authorize any third parties to use, any such confidential information; and

            B. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited, for or on behalf of the Executive or third parties, any business from persons, firms, corporations or other entities who were at any time within two (2) years prior to the cessation of his employment hereunder, customers of the Company or its affiliates; and

            C. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, accept or cause or authorize directly or indirectly to be accepted, for or on behalf of the Executive or third parties, any business from any such customers of this Company or its affiliates ; and

            D. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, solicit or cause or authorize directly or indirectly to be solicited for employment, for or on behalf of the Executive or third parties, any persons (excluding any individuals residing in the same immediate primary residence as the Executive, and/or the Executive's immediate family) who were at any time within one year prior to the cessation of his employment hereunder, employees of the Company or its affiliates; and

            E. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, employ or cause or authorize directly or indirectly to be employed, for or on behalf of the Executive or third parties, any such employees of the Company or its affiliates.

            F. At any time during his employment by the Company and for a period of two (2) years after the Executive ceases to be employed by the Company, compete with the Company in any fashion or work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a business or activity which competes with any business or activity engaged in by the Company or which is under development or in a planning stage by the Company.

         (b) The Executive agrees that, upon the expiration of his employment by the Company for any reason, the Executive shall forthwith deliver up to the Company any and all records, drawings, notebooks, keys and other documents and material, and copies thereof in his possession or under his control which is the property of the Company or which relate to any confidential information or any discoveries of the Company.

         (c) The Executive agrees that any breach or threatened breach by the Executive of any provision of this Section 7 shall entitle the Company, in addition to any other legal remedies available to it, to enjoin such breach or threatened breach through any court of competent jurisdiction. The parties understand and intend that each restriction agreed to by the Executive herein above shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.

         (d) For the purposes of this Section, the term "Company" shall mean and include any and all subsidiaries, parents and affiliated corporations of the Company in existence from time to time for which the Company has operational control.

         8. Successors; Binding Agreement.

         Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if executive shall die shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die during the term of this Agreement, except to the extent otherwise provided in Section 4(g) hereof, no amounts shall be paid to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

         9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         10. Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive's compensation and benefits may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         13. Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

         14. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive's home address set forth in the Company's records and to the Company at the address set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to counsel to the Company, at Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, Attention: Scott S. Rosenblum, Esq., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         15. Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Section 15, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Executive. Nothing in this
Section 15 shall be construed to limited the availability of injunctive relief in the form of a court ordered injunction in connection with an actual or threatened violation of Section 7 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SWK TECHNOLOGIES, INC.



By:___________________________      Dated:______________________

Title:________________________

______________________________      Dated ______________________
Jeffrey Roth


With respect to Sections 4(h) and 4(i), the undersigned acknowledges and accepts its obligations.

TREY RESOURCES, INC.

By: __________________________      Dated ______________________

Title: _______________________